SUBSCRIPTION ESCROW AGREEMENT

Dated as of

between

GUGGENHEIM INVESTMENTS PRIVATE CREDIT FUND,
as Depositor

and

THE BANK OF NEW YORK MELLON,

as Escrow Agent

The Bank of New York Mellon

ABA# 021-000-018

F/F/C: 9022439000

Ref: Guggenheim Inv Pvt Cred Fd Sub Esc

SUBSCRIPTION ESCROW AGREEMENT

Subscription Escrow Agreement, dated as of March 16, 2026 (the “Agreement”), between The Bank of New York Mellon, a New York banking corporation with its principal corporate trust office at 240 Greenwich Street, New York, New York 10286 (the “Escrow Agent”), and Guggenheim Investments Private Credit Fund, a statutory trust organized under the laws of the State of Delaware, with its principal office at 330 Madison Avenue, New York, New York 10017 (the “Depositor”).

WHEREAS, the Depositor intends to offer for sale in a public offering on a continuous basis (the “Offering”) a maximum of $2,500,000,000 in shares of beneficial interest of the Depositor, $0.01 par value per share, consisting of Class D common shares, Class I common shares and Class S common shares (the “Offered Securities”), in accordance with the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Subscription Agreements (the “Subscription Agreements”) between the Depositor and each purchaser of the Offered Securities (each, a “Subscriber”);

WHEREAS, the Depositor proposes to engage the Escrow Agent for the purpose of receiving, depositing and holding in an interest-bearing account all funds wired into the escrow account (“Proceeds”) from Subscribers received in connection with the sale of the Offered Securities until such time as such funds are to be released to the Depositor or returned to the Subscribers in accordance with this Agreement;

WHEREAS, the Escrow Agent has agreed to act as escrow agent in connection with the proposed subscription for and sale of the Offered Securities; and

WHEREAS, capitalized terms used and not defined herein have the respective meanings ascribed thereto in the Subscription Agreement to which the Depositor is a party.

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Establishment of Escrow Account; Deposits.

(a)       The Escrow Agent shall promptly (and, in any case, on or prior to the effectiveness of the Depositor’s registration statement on Form N-2 (File No. 333-288649) (the “Registration Statement”) cause to be opened an interest-bearing escrow account, which escrow account shall be entitled Guggenheim Inv Pvt Cred FD Sub Esc (the “Escrow Account”) for the purpose of holding in trust all Proceeds for the Subscribers. The Escrow Account and the Proceeds shall be the property of the Subscribers at all times until the release of the Proceeds from the Escrow Account in accordance with Section 3(c) and shall not constitute property of the Depositor unless and until such release occurs. The Depositor shall, as to each Subscriber in connection with all Proceeds received under the Offering, instruct such Subscriber to remit the purchase price in the form of wire transfers as promptly as possible as set forth below. All such wire transfers shall be accompanied by information identifying each Subscriber and its ID number and address. Wire transfers to the Escrow Account shall be made in Federal Funds transferred as follows:

The Bank of New York Mellon

ABA# 021-000-018

ACCT# 8900487623

F/F/C: 9022439000

Ref: Guggenheim Inv Pvt Cred Fd Sub Esc

(b)       On the terms and conditions of this Agreement, the Escrow Agent shall deposit the Proceeds and any interest thereon in the Escrow Account. The Proceeds shall be invested as promptly as practicable upon their receipt by the Escrow Agent, in accordance with this Agreement. All amounts deposited in the Escrow Account shall be invested and reinvested in the manner provided in Section 1(c) hereof.

(c)       Proceeds (and any earnings thereon), and until such time as all Proceeds and earnings thereon have been disbursed from the Escrow Account as provided in Section 3 and Section 4, shall be invested and reinvested by the Escrow Agent without unreasonable delay and only in money market funds, such obligations issued or guaranteed by the United States Government or any agency thereof, or in such commercial paper, or in such bank or trust company certificates of deposit, and with such maturities, as shall be designated in writing from time to time by the Depositor, such writing to specify the particular investment. Absent investment instructions from the Depositor, uninvested funds shall remain uninvested. Notwithstanding anything else in this Agreement, the Escrow Agent shall not be obligated to invest the amounts in the Escrow Account in money market funds in accordance with this Section 1(c) unless the Depositor has complied with any Escrow Agent documentation requirement associated with such investments (including, but not limited to, an “Authorization and Direction to The Bank of New York Mellon to Invest Cash Balances in a Money Market Fund”). The Escrow Agent shall not be responsible for interest losses, taxes or other charges on investments. Interest actually earned from the time the Proceeds are deposited into the Escrow Account until the close of business on the date preceding the date the Proceeds are disbursed by the Escrow Agent as provided herein shall be held in trust for the Subscribers and, upon the occurrence of the conditions set forth in Section 3 and Section 4 hereof, shall be payable in accordance with the provisions set forth in Section 4 hereof. If, at the time the Escrow Agent is required to make a disbursement pursuant to Section 4, the Proceeds are invested as provided in this Section 1(c), the Escrow Agent shall, in anticipation of such disbursement, sell or otherwise liquidate such investments. Instructions from the Depositor as to any such investments or the sale or other disposition thereof shall be confirmed in writing (but no delay or failure by the Depositor to confirm in writing an instruction given by telephone shall effect the validity of such instruction or result in any liability to the Escrow Agent for acting on such instruction).

Section 2. Acceptance of Subscription.

(a)       As soon as practicable following execution of this Agreement, the Depositor will notify the Escrow Agent in writing of the names of the Subscribers as of such time and deliver to the Escrow Agent copies of all Subscription Agreements and such other information regarding the Subscribers reasonably requested by the Escrow Agent, and thereafter provide to the Escrow Agent such information on a monthly basis.

(b)       The Escrow Agent shall have no obligation to verify the status of any Subscriber or to determine any Subscriber’s eligibility to purchase the Offered Securities.

Section 3. Disbursements from the Proceeds.

(a)       If the Depositor does not represent to and notify the Escrow Agent in writing by 5:00 p.m., New York City time, on [ ], 2027 (the “Termination Time”) that the Depositor has received Subscription Agreements subscribing for the Offered Securities in an aggregate amount of at least $100,000,000 (excluding any Offered Securities purchased by the Depositor’s investment adviser, its affiliates and its trustees and officers (the “Minimum Escrow Amount”)) and commenced operations (the “Escrow Conditions”), the Escrow Agent shall deliver within fifteen (15) business days a written notice to each Subscriber stating that the Escrow Conditions have not been met and that the portion of the Proceeds attributable to such Subscriber shall be remitted to it promptly thereafter in accordance with Section 4(b) hereof. “Business Day” shall mean prior to 5:00 p.m. Eastern Time on any day except a Saturday, Sunday, any statutory holiday in New York, or any day on which banking institutions in New York, New York are closed for business.

(b)       If the Escrow Conditions are not met on or before the Termination Time, the Depositor shall instruct the Escrow Agent to terminate the Escrow Account and remit the funds paid into the Escrow Account by each Subscriber in accordance with Section 4(b).

(c)       If (i) the Minimum Escrow Amount is received in the Escrow Account on or before the Termination Time and (ii) the other conditions precedent to the issuance of the Offered Securities have been satisfied, as notified in writing by the Depositor to the Escrow Agent, then the Escrow Agent shall at the time and on the date designated by the Depositor in such notice (the “Closing Time”), which time and date shall be at any time on or after the giving of such notice (but not later, in any event, than the Termination Time) release to the Depositor all of the Proceeds held by the Escrow Agent in the Escrow Account in the manner described in Section 4(a).

Section 4. Procedure for Disbursement from the Escrow Account.

The Proceeds held in the Escrow Account shall be subject to, and distributed in accordance with, the following provisions:

(a)       At the Closing Time, upon satisfaction of the applicable requirements of Section 3(c) hereof, the Escrow Agent shall transfer by wire to an account designated by the Depositor the Proceeds requested to be transferred on such date in the notice executed by the Depositor.

(b)       If the issuance of the Offered Securities does not occur on or prior to the Termination Time, then promptly thereafter and, in any event, before 2:00 p.m., New York City time, on [ ], 2027, the portion of the proceeds remitted to the Escrow Account pursuant to Section 1(a) by each Subscriber shall be remitted as instructed in writing by the Depositor to such Subscriber pursuant to the wiring instructions specified in such Subscriber’s Subscription Agreement, without deduction, penalty or expense to the Subscriber. The Escrow Agent shall notify the Depositor of the distribution of such funds to the Subscribers. To the extent any interest is earned from the time the Proceeds are deposited into the Escrow Account, until the close of business on the date preceding the date the Proceeds are disbursed, the Depositor shall instruct Escrow Agent as to the portion of the interest, if any, that shall be remitted to each Subscriber.

(c)       The Escrow Agent does not have any interest in the Proceeds deposited hereunder but is serving as escrow holder only and only has possession thereof. The Depositor shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Proceeds incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent any amounts that it is obligated to pay in the way of such taxes. This paragraph shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

Section 5. Termination of Escrow.

In the event of the release of all Proceeds in accordance with Section 3 and Section 4 of this Agreement, this Agreement shall terminate and the Escrow Agent shall be relieved of all responsibilities in connection with the escrow deposits provided for in this Agreement, except claims which are occasioned by its gross negligence or willful misconduct.

Section 6. Compensation of Escrow Agent.

(a)       At the time of execution of this Agreement the Depositor shall pay the Escrow Agent the fees set forth in the Fee Schedule attached hereto, for any and all services rendered by Escrow Agent hereunder.

(b)       The Depositor shall reimburse the Escrow Agent upon request for all expenses, disbursements, and advances incurred or made by the Escrow Agent in implementing any of the provisions of this Agreement or serving as the Escrow Agent hereunder, including compensation and the expenses and disbursements of its counsel, except any such expense, disbursement, or advance as may arise from its gross negligence or willful misconduct.

(c)       The Depositor hereby grants to the Escrow Agent a lien on the Proceeds such that, in the event that any and all charges payable under Section 6 and Section 7 of this Agreement shall not be timely paid by the Depositor, the Escrow Agent shall have the right to pay itself from the Proceeds the full amount owed, provided that written notice of the Escrow Agent's intent to proceed under this Section 6 shall be given to each Subscriber, at the email address specified in its Subscription Agreement, at least five (5) business days in advance of such action.

Section 7. Responsibilities of Escrow Agent; Notices.

(a)       The Escrow Agent shall be under no duty to enforce payment of any subscription which is to be paid to and held by it;

(b)       The Escrow Agent shall be under no duty to accept funds or instruments for the payment of money from anyone other than the Depositor and the Subscribers or to give any receipt therefor except to the Depositor and the Subscribers;

(c)       The Escrow Agent shall be obligated to perform only such duties as are expressly set forth in this Agreement. No implied covenants or obligations shall be inferred from this Agreement against the Escrow Agent, nor shall the Escrow Agent be bound by the provisions of any agreement among the Depositor and the Subscribers beyond the specific terms hereof.

(d)       The Escrow Agent shall not be liable hereunder except for its own gross negligence or willful misconduct and the Depositor agrees to indemnify the Escrow Agent for and hold it harmless as to any loss, liability, or expense, including reasonable attorney's fees and expenses, incurred without gross negligence or willful misconduct on the part of the Escrow Agent and arising out of or in connection with the Escrow Agent's duties under this Agreement.

(e)       The Escrow Agent shall be entitled to rely upon any order, judgment, certification, instruction, notice, opinion or other writing delivered to it in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of service thereof. The Escrow Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(f)       At any time the Escrow Agent may request in writing an instruction in writing from the Depositor or the Subscribers, and may at its own option include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Escrow Agent shall not be liable for acting without the consent of the Depositor or the Subscribers in accordance with such a proposal on or after the date specified therein, provided that the specified date shall be at least two (2) business days after the Depositor or the Subscribers, as applicable, receive the Escrow Agent's request for instructions and its proposed course of action, and provided that, prior to so acting, the Escrow Agent has not received the written instructions requested.

(g)       The Escrow Agent may act pursuant to the advice of counsel chosen by it with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in reliance upon such advice.

(h)       The Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

(i)       The Escrow Agent shall not be called upon to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder.

(j)       No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

(k)       The Escrow Agent shall be deemed conclusively to have given and delivered any notice required to be given or delivered if it is in writing, signed by any one of its authorized officers and emailed or mailed, by express, registered or certified mail addressed to:

The Depositor at:

Guggenheim Investments Private Credit Fund

AT&T Center

227 W. Monroe Street

Chicago, IL 60606

Attn: Legal Department

(l)       The Escrow Agent shall be deemed conclusively to have received any notice required to be given or delivered to the Escrow Agent if it is in writing, signed by any one of the authorized officers of the Depositor, and sent by Electronic Means (as defined below in Section 7(m)) or express, registered or certified mail addressed to and actually received by:

The Escrow Agent at:

The Bank of New York Mellon

500 Ross Street, 154-0520

Pittsburgh, PA 15262

Attn: Insurance Trust & Escrow

Email: alicia.c.strope@bny.com

(m)       The Escrow Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement and delivered using Electronic Means; provided, however, that the Depositor shall provide to the Escrow Agent an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Depositor whenever a person is to be added or deleted from the listing. If the Depositor elects to give the Escrow Agent Instructions using Electronic Means and the Escrow Agent in its discretion elects to act upon such Instructions, the Escrow Agent’s understanding of such Instructions shall be deemed controlling. The Depositor understands and agrees that the Escrow Agent cannot determine the identity of the actual sender of such Instructions and that the Escrow Agent shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Escrow Agent have been sent by such Authorized Officer. The Depositor shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Escrow Agent and that the Depositor and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Depositor. The Escrow Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Escrow Agent’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Depositor agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Escrow Agent, including without limitation the risk of the Escrow Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Escrow Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Depositor; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Escrow Agent immediately upon learning of any compromise or unauthorized use of the security procedures.

"Electronic Means" shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Escrow Agent, or another method or system specified by the Escrow Agent as available for use in connection with its services hereunder.

(n)       The provisions of Sections 6, 7 and 10 shall survive termination of this Agreement and/or the resignation or removal of the Escrow Agent.

Section 8. Resignation of Escrow Agent; Successor.

Notwithstanding anything to the contrary herein, the Escrow Agent may resign at any time by giving at least 60 days written notice thereof. The Depositor may remove the Escrow Agent at any time (with or without cause) by giving at least 60 days written notice thereof. Within 10 days after receiving such notice, the Depositor shall appoint a successor escrow agent at which time the Escrow Agent shall either distribute the funds held in the Escrow Account, less its fees, costs and expenses or other obligations owed to the Escrow Agent as directed by the instructions of the Depositor or hold such funds, pending distribution, until such fees, costs and expenses or other obligations are paid. If a successor escrow agent has not been appointed or has not accepted such appointment by the end of the 10 day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, or for other appropriate relief and the costs, expenses and reasonable attorneys fees which the Escrow Agent incurs in connection with such a proceeding shall be paid by the Depositor.

Section 9. Dispute Resolution.

In the event of any dispute between or conflicting claims by or among the Depositor and any other person or entity with respect to any Proceeds held in the Escrow Account, the Escrow Agent shall be entitled, at its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Proceeds so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Depositor for the Escrow Agent's failure or refusal to comply with such conflicting claims, demands or instructions, except to the extent under the circumstances such failure would constitute gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall be entitled to refuse to act until, at its sole discretion, either such conflicting or adverse claims or demands shall have been finally determined in a court of competent jurisdiction or settled by agreement between the conflicting parties as evidenced in writing, satisfactory to the Escrow Agent, or the Escrow Agent shall have received security or an indemnity satisfactory to the Escrow Agent sufficient to save the Escrow Agent harmless from and against any and all loss, liability or expense which the Escrow Agent may incur by reason of the Escrow Agent's acting. The Escrow Agent may in addition elect at its sole discretion to commence an interpleader action or seek other judicial relief or orders as the Escrow Agent may deem necessary.

Section 10. Extraordinary Expense.

It is understood that fees and usual charges agreed upon for the Escrow Agent's services shall be considered compensation for its services as contemplated by this Agreement, and if the Escrow Agent renders any service not provided for in this Agreement, or if there is any assignment of any interest in the subject matter of this Agreement or any modification of this Agreement, or if any controversy arises under this Escrow Agreement or the Escrow Agent is made a party to any litigation pertaining to this Agreement or the subject matter of this Agreement, the Escrow Agent shall be reasonably compensated for those extraordinary services and reimbursed for all reasonable costs and expenses occasioned by such services, controversy or litigation and the Depositor hereby promises to pay such sums upon demand.

Section 11. Governing Law.

This agreement shall be governed and construed in accordance with the laws of the State of New York without reference to the principles thereof respecting conflicts of laws. This Agreement may be executed in counterparts, each of which so executed shall be deemed an original, and said counterparts together shall constitute one and the same instrument.

Section 12. Maintenance of Record.

The Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement, and as may from time to time be reasonably requested by the Depositor or any Subscriber before such termination, the Escrow Agent shall provide the Depositor or such Subscriber with a copy of such records, certified by the Escrow Agent to be a complete and accurate account of all transactions hereunder. The authorized representatives of the Depositor and the Subscribers shall also have access to the Escrow Agent's books and records to the extent relating to its duties hereunder, during normal business hours upon reasonable notice to the Escrow Agent.

Section 13. Successors and Assigns of Escrow Agent.

Any corporation or other company into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or other company resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any corporation or other company succeeding to the business of the Escrow Agent shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

Section 14. USA Patriot Act.

The Depositor hereby acknowledges that the Escrow Agent is subject to federal laws, including the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Escrow Agent must obtain, verify and record information that allows the Escrow Agent to identify the Depositor. Accordingly, prior to opening the Escrow Account hereunder, the Escrow Agent will ask the Depositor to provide certain information including, but not limited to, the Depositor’s name, physical address, tax identification number and other information that will help the Escrow Agent to identify and verify the Depositor’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. The Depositor agrees that the Escrow Agent cannot open the Escrow Account hereunder unless and until the Escrow Agent verifies the Depositor’s identity in accordance with the Escrow Agent’s CIP.

Section 15. Information Sharing.

The Bank of New York Mellon Corporation is a global financial organization that operates in and provides services and products to clients through its affiliates and subsidiaries located in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may (i) centralize in one or more affiliates and subsidiaries certain activities (the “Centralized Functions”), including audit, accounting, administration, risk management, legal, compliance, sales, product communication, relationship management, and the compilation and analysis of information and data regarding the Depositor (which, for purposes of this provision, includes the name and business contact information for the Depositor’s employees and representatives) and the accounts established pursuant to this Agreement (“Depositor Information”) and (ii) use third party service providers to store, maintain and process Depositor’s Information (“Outsourced Functions”). Notwithstanding anything to the contrary contained elsewhere in this Agreement and solely in connection with the Centralized Functions and/or Outsourced Functions, the Depositor consents to the disclosure of, and authorizes BNY Mellon to disclose, Depositor’s Information to (i) other members of the BNY Mellon Group (and their respective officers, directors and employees) and to (ii) third-party service providers (but solely in connection with Outsourced Functions) who are required to maintain the confidentiality of Depositor’s Information. In addition, the BNY Mellon Group may aggregate Depositor’s Information with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Depositor Information with Depositor. Depositor represents that it is authorized to consent to the foregoing and that the disclosure of Depositor’s Information in connection with the Centralized Functions and/or Outsourced Functions does not violate any relevant data protection legislation. The Depositor also consents to the disclosure of Depositor’s Information to governmental and regulatory authorities in jurisdictions where the BNY Mellon Group operates and otherwise as required by law.

Section 16. Sanctions.

(a)       Throughout the term of this Agreement, the Depositor: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions (defined below), including measures to accomplish effective and timely scanning of all relevant data with respect to its clients and with respect to incoming or outgoing Proceeds or transactions relating to this Agreement; (ii) shall ensure that neither the Depositor nor any of its affiliates, directors, officers, employees is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions; or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions; and (iii) shall not, directly or indirectly, use the services and/or Escrow Account in any manner that would result in a violation by the Depositor or the Escrow Agent of Sanctions.

(b)       The Depositor will promptly provide to the Escrow Agent such information as the Escrow Agent reasonably requests in connection with the matters referenced in this Section, including information regarding the Depositor, the Escrow Account, the Proceeds in relation to which services are to be provided and the source thereof, and the identity of any individual or entity having or claiming an interest therein. The Escrow Agent may decline to act or provide services in respect of the Escrow Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section. If the Escrow Agent declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, the Escrow Agent will inform the Depositor as soon as reasonably practicable.

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, HM Treasury.

Section 17. Miscellaneous.

(a)       Nothing in this Agreement is intended or shall confer upon anyone other than the parties any legal or equitable right, remedy or claim.

(b)       The invalidity of any portion of this Agreement shall not affect the validity of the remainder hereof.

(c)       This Agreement is the final integration of the agreement of the parties with respect to the matters covered by it and supersedes any prior understanding or agreement, oral or written, with respect thereto.

(d)       Except as provided in Section 13, the rights and obligations of each party hereto may not be assigned or delegated to any other person without the written consent of the other parties hereto. Subject to the foregoing, the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(e)       No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “The Bank of New York Mellon” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent.

(f)       In no event shall the Escrow Agent be liable for special, punitive, indirect or consequential losses or damages of any kind whatsoever (including lost profit), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(g)       The Escrow Agent will not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by natural disasters, fire, acts of God, strikes or other labor disputes, work stoppages, acts of war or terrorism, general civil unrest, actual or threatened epidemics, disease, act of any government, governmental authority or police or military authority, declared or threatened state of emergency, legal constraint, the interruption, loss or malfunction of utilities or transportation, communications or computer systems, or any other similar events beyond its reasonable control. The Escrow Agent will use commercially reasonable efforts to minimize the effect of any such events.

(h)       This Agreement shall be binding upon and inure to the benefit of only the parties hereto and their respective successors and assigns, but shall not create any rights in any third parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized officer as of the day and year first written above.

GUGGENHEIM INVESTMENTS PRIVATE CREDIT FUND

By: /s/ Brian E. Binder

Name: Brian E. Binder

Title: Chief Executive Officer

THE BANK OF NEW YORK MELLON

as Escrow Agent

By: /s/ Melissa Matthews

Name: Melissa Matthews

Title: Vice President

[Signature page for Subscription Escrow Agreement]

Fee Schedule

For the services rendered pursuant to the Subscriber Escrow Agreement, the Depositor shall compensate the Escrow Agent as follows:

[Intentionally Omitted]